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                                                                     EXHIBIT 4.1


                                    AMENDMENT


         THIS AMENDMENT NO. 1 is made as of May 17, 1999, by and between ARIAD Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and State Street Bank and Trust Company, a corporation organized under the banking laws of the Commonwealth of Massachusetts (the "Warrant Agent"). All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in that certain Warrant Agreement, dated as of May 27, 1994, by and between the Company and the Warrant Agent (the "Warrant Agreement").

         WHEREAS, the fixed date component of the Exercise Deadline for the Warrants will arrive less than one month from the date hereof;

         WHEREAS, the Company and the Warrant Agent desire to amend the Warrant Agreement to extend the fixed date component of the Exercise Deadline; and

         WHEREAS, an amendment of the Warrant Agreement to extend the fixed date component of the Exercise Deadline will not adversely affect, alter or change the rights, privileges or immunities of the registered holders of the Warrant Certificates;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                  1. EXTENSION OF EXERCISE DEADLINE. The parties agree to amend
         Section 2.2 of the Warrant Agreement, which is entitled "REGISTRATION OF COMMON


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         STOCK AND EXERCISABILITY OF WARRANTS", by deleting the first sentence of Section 2.2 in its entirety and replacing such first sentence with the following:

         "Each Public Warrant may be exercised at any time on or after the Separability Date and each UPW Warrant may be exercised at any time on or after one year from the effective date of the Registration Statement (the "Effective Date") under the Securities Act of 1933, as amended (the "Securities Act"), but not after 5:00 P.M., New York City time, on the earlier of December 30, 1999, or the business day immediately preceding the Call Date (as defined in Section 4.11)."


                  2. RATIFICATION AND CONFIRMATION. Except as set forth above, the terms, conditions, agreements, representations and covenants contained in the Warrant Agreement are hereby ratified and confirmed in all respects and continue in full force and effect.


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         IN WITNESS WHEREOF, the Company and the Warrant Agent have caused this
Amendment to be duly executed as of the date first above written.



COMPANY:                                    WARRANT AGENT:
--------                                    --------------

ARIAD PHARMACEUTICALS, INC.                 STATE STREET BANK AND TRUST COMPANY



By: /s/ Jay R. LaMarche                              By: /s/ Charlie Rossi
    ------------------------------                       -----------------------
Name:  Jay R. LaMarche                               Name: Charlie Rossi
Its:   Chief Financial Officer                       Its:  Vice President